
Item 7  Exhibit 12    Computation of Ratios
------------------    ---------------------

     The computations of the coverage of fixed charges, before income taxes, and the coverage of combined fixed charges and preferred dividends for each of the years 1997 through 1993 on the basis of parent company operations only, are as follows.


                                                           For The Year Ended December 31,
                                              -------------------------------------------------------

                                                1997       1996       1995       1994       1993
                                              -------------------------------------------------------
                                                               (Thousands of Dollars)
Net income                                    $164,749   $220,066   $218,788   $208,074   $216,478
Taxes based on income                           97,487    135,011    129,439    116,648    107,223
                                              -------------------------------------------------------

Income before taxes                            262,236    355,077    348,227    324,722    323,701
                                              -------------------------------------------------------

Fixed charges:
  Interest charges                             146,703    146,939    146,558    139,210    141,393
  Interest factor in rentals                    23,616     23,560     23,431      6,300      5,859
                                              -------------------------------------------------------

Total fixed charges                            170,319    170,499    169,989    145,510    147,252
                                              -------------------------------------------------------

Income before income taxes and fixed charges  $432,555   $525,576   $518,216   $470,232   $470,953
                                              ========   ========   ========   ========   ========

Coverage of fixed charges                         2.54       3.08       3.05       3.23       3.20
                                                  ====       ====       ====       ====       ====


Preferred dividend requirements                $16,579    $16,604    $16,851    $16,437    $16,255
                                              -------------------------------------------------------


Ratio of pre-tax income to net income             1.59       1.61       1.59       1.56       1.50
                                              -------------------------------------------------------

Preferred dividend factor                      $26,361    $26,732    $26,793    $25,642    $24,383
                                              -------------------------------------------------------

Total fixed charges and preferred dividends   $196,680   $197,231   $196,782   $171,152   $171,635
                                              ========   ========   ========   ========   ========
Coverage of combined fixed charges
  and preferred dividends                         2.20       2.66       2.63       2.75       2.74
                                                  ====       ====       ====       ====       ====




Item 7  Exhibit 12    Computation of Ratios
------------------    ---------------------

     The computations of the coverage of fixed charges, before income taxes, and the coverage of combined fixed charges and preferred dividends for each of the years 1997 through 1993 on a fully consolidated basis are as follows.


                                                           For The Year Ended December 31,
                                              -------------------------------------------------------

                                                1997       1996       1995       1994       1993
                                              -------------------------------------------------------
                                                               (Thousands of Dollars)
Net income                                    $181,830   $236,960    $94,391   $227,162   $241,579
Taxes based on income                           65,669     80,386     43,731     93,953     62,145
                                              -------------------------------------------------------

Income before taxes                            247,499    317,346    138,122    321,115    303,724
                                              -------------------------------------------------------

Fixed charges:
  Interest charges                             216,156    231,029    238,724    224,514    221,312
  Interest factor in rentals                    23,687     23,943     26,685      9,938      9,257
                                              -------------------------------------------------------

Total fixed charges                            239,843    254,972    265,409    234,452    230,569
                                              -------------------------------------------------------

Nonutility subsidiary capitalized interest        (493)      (649)      (529)      (521)    (2,059)
                                              -------------------------------------------------------

Income before income taxes and fixed charges  $486,849   $571,669   $403,002   $555,046   $532,234
                                              ========   ========   ========   ========   ========

Coverage of fixed charges                         2.03       2.24       1.52       2.37       2.31
                                                  ====       ====       ====       ====       ====


Preferred dividend requirements                $16,579    $16,604    $16,851    $16,437    $16,255
                                              -------------------------------------------------------


Ratio of pre-tax income to net income             1.36       1.34       1.46       1.41       1.26
                                              -------------------------------------------------------

Preferred dividend factor                      $22,547    $22,249    $24,602    $23,176    $20,481
                                              -------------------------------------------------------

Total fixed charges and preferred dividends   $262,390   $277,221   $290,011   $257,628   $251,050
                                              ========   ========   ========   ========   ========
Coverage of combined fixed charges
  and preferred dividends                         1.86       2.06       1.39       2.15       2.12
                                                  ====       ====       ====       ====       ====

